                                LETTER OF INTENT
                                 BY AND BETWEEN
                    AMERICAN COMMUNICATIONS ENTERPRISES, INC.
                                       And
                             AEROGROUP INCORPORATED

                                LETTER OF INTENT

        LETTER OF INTENT (the "Agreement"), dated as of May ______, 2001, between
American Communications Enterprises, Inc. a Nevada corporation ("ACE"), and
AeroGroup, Inc., a Nevada corporation (the "Company"), and Shareholders of the
Company ("Shareholders").

        Witnesseth:

        WHEREAS, the Shareholders represent that they are the legal and beneficial owners of all of the outstanding shares of capital stock of the Company; and
represent that the Company owns all of the properties (copyrights, patents, trademarks, etc) that are included within the Company's Business Plan which is attached hereto and incorporated herein as Exhibit A; and that the Company warrants that it will use its best efforts to exact and accomplish its Business
Plan as set forth and defined within said Business Plan attached hereto as
Exhibit A; and

        WHEREAS, the Shareholders desire to exchange 100% of the capital stock of the Company for shares of ACE, a publicly traded entity, and ACE desires to effect such exchange, all on the terms and conditions hereinafter set forth in such a manner that the exchange will constitute a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986,
as amended and other applicable IRS and SEC statutory codes and regulations as mutually agreed upon between ACE and the Company's financial counsel:

        WHEREAS, Frederick Wahl, the Chief Executive Officer of the Company, has
been empowered and authorized by the Shareholders and other interested parties of the Company to enter into this Agreement, with such signature further supported by the signatures of the other interested parties of the Company as listed below; and

        WHEREAS, the Company desires to raise not less than One Million Five
Hundred Thousand dollars (US$1,500,000.00) to be used for the Company's expansion and growth plans in exchange for 20% of the stock of The Company; and

        WHEREAS, ACE is willing to complete the fund raising for the Company in consideration of the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings hereinafter set forth, the parties do hereby agree to adopt a said plan of reorganization. The principal terms of which are as follows:

        1.      Delivery of Shares of the Company. The Shareholders agree to transfer and deliver to ACE, a public company, and ACE agrees to acquire 100% of the capital stock of the Company, from the Shareholders, as well as all the shares of one of the Company's affiliate entities listed below.

        2.      Consideration for Transfer of Shares. Upon the terms and subject to the conditions set forth in this Agreement, ACE agrees to deliver its common shares, as more fully described in Article 4 below.

        3.      Publicly-Traded Entity. ACE represents and warrants that it is a publicly trading and fully reporting company, and has at all material times been in full compliance with all SEC and IRS codes and regulations. As a result of its business, ACE is able to acquire operating companies through acquisitions and mergers. ACE will assist the Company and work with the Company's legal and financial representatives in all phases of this process to acquire the Company.
                The process consists of the following steps:

                a.      Completing due diligence with and effecting an Agreement and
                        Plan of Exchange with ACE.

                b.      Obtaining appropriate audits and applicable regulatory approval, if any.

                c.      Raising the necessary capital, which the Company has identified as a $1.5 million funding, to be raised prior to, and paid to the Company at, the closing of this transaction, subject to a bridge loan of $250,000 to be paid to Company within two (2) business days of the full execution of this Letter of Intent.
                        This transaction shall close, pursuant to a definitive agreement approved by both parties, on or before five (5) business days from the completion and presentment of SEC qualified audited financial statements on the Company and its affiliated leasing companies.

                d.      It is currently contemplated that substantially all of the shares issued to the Company's Shareholders shall be subject to the applicable one (1) year holding period and two (2) year volume restriction under Rule 144 of the
                        Securities and Exchange Commission (SEC).

                The Company agrees to provide its full and maximum cooperation in the accomplishment of these goals. Until the date the reorganization is fully accomplished, the Company will continue to operate as an independent business entity.

        4.      ACE's Representations.

                a.      ACE does not have outstanding and has not agreed, orally
                        or in writing, to issue any stock or securities convertible or exchangeable for any shares of its stock, nor does it
                        have outstanding nor has it agreed, orally or in writing,
                        to issue any options or rights to purchase or otherwise acquire its stock.

                b.      ACE is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock.

                c.      That ACE has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities other than violations that have been, or will before the exchange contemplated herein have been, correct by post-issuance filings. Furthermore, at all material times, ACE has not been de-listed, there is no pending litigation, and there have been no notices of late filings by the SEC.

                d.      All of the outstanding shares of ACE's capital stock are validly issued, fully paid, and non-assessable.

                e.      The Shareholders will have, and upon exchange thereof pursuant to the terms of this Agreement, good and marketable title to the Shares, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws.

                f.      Assuming that the representations herein are true and correct, neither Tampa
                        Bay Financial, Inc. or ACE have violated or will violate any applicable securities laws in connection with the offer or exchange of the Shares to
                        Shareholders hereunder.

                g.      ACE has complied with all applicable SEC reporting requirements, copies of the last two (2) years of which will be delivered to the Company within five (5)
                        days after the execution of this Agreement.

                h.      ACE has SEC qualified audited financial statements, copies of the last two
                        (2) years of which will be delivered to the Company within ten (10) days after the execution of this Agreement.

                i.      ACE submits that it has full authority of its Boards of Directors to enter into this Letter of Intent and effect the transaction set forth herein.

                j.      Furthermore, there shall be no reverse split of the Company's shares for a thirty (30) day period following the execution of an Agreement and Plan of
                        Exchange between the companies; secondly, for the next two (2) years following such agreement, any reverse split (or reverse splits in the aggregate) shall not be greater than ten (10) for one (1).

                k.      Contemporaneously with the closing of this transaction, all present officers and directors of ACE will resign, and any necessary corporate minutes and/or changes to the by-laws will be completed. The Shareholders shall elect all of the new directors and officers post-merger/acquisition.

        5.      Obligation to Close. Upon funding of the bridge loan of $250,000, this
                Agreement shall be binding as to all clauses requiring closing of the Agreement and Plan of Exchange. Upon a finding by a Court of competent jurisdiction that good cause does not exist for the failure to consummate the transaction set forth herein, there shall result a penalty of two hundred and fifty thousand dollars ($250,000) from the breaching party. If the Company is found to be in breach, then it shall pay to ACE the penalty sum. If ACE, Tampa Bay Financial, or one of its assigns or agents shall be the breaching party, then ACE shall forfeit the $250,000 bridge loan to the Company and the note shall be deemed satisfied without any further action.

        6.      Exchange of Shares. Both parties have agreed to a distribution of controlling shares of ACE, which is allocated as follows:

                a.      Up to twenty percent (20%) to ACE and/or its assigns or designees, based on the amount actually raised under the Private Placement, together with an option for the full twenty percent (20%) upon delivery of the full amount due under the
                        Private Placement (of which all costs and funds raised will come from ACE through the sale of its allocated shares or otherwise) after the completion of the stock reverse split: and

                b.      The remaining shares shall be transferred to the designated Shareholders of
                        AeroGroup, which will represent approximately sixty percent (60%) of ACE at closing. Contemporaneously with the merger/acquisition of the Company by ACE, one of the affiliated leasing companies (to be determined by the Company prior to closing) will also be acquired by ACE as part of the foregoing consideration.

                c.      Upon completion of the contemplated Plan of Exchange, three (3) of the following airplane leasing companies controlled by Rick Wahl and Mark Daniels shall immediately be acquired ACE, with the fourth having already been acquired at closing.

                        1.  Genesis Capital Services, LLC
                        2.  Allied Aircraft Holdings, Inc.
                        3.  Flight Ventures, Inc.
                        4.  Jetech Leasing, Inc.

                d.      Upon the subsequent acquisition of the three (3) remaining affiliate leasing companies, the designated Shareholders of AeroGroup will receive an additional twenty percent (20%) ownership in ACE, which will represent an aggregate ownership interest of exactly eighty percent (80%) of the then issued and outstanding shares of ACE by the designated Shareholders.

        As part of the transactions, ACE will arrange, at its sole cost and expense (which may be reimbursed to ACE as part of the funds raised in excess of One Million Five Hundred Thousand {US$1,500,000} under the
Private Placement) for the necessary primary funding of the Company in the aggregate amount of One Million Five Hundred Thousand {US$1,500,000}, as
stated above.

        7.      Management. Post merger, ACE agrees to perform limited management services for the Company on a best efforts basis. These services include, but are not limited to, the following:

                a.      Procuring the services of legal counsel, acceptable to the Company, to effect the transaction, at no cost to the Company.

                b.      Recruiting management and directors, if needed and approved by the directors and the Shareholders of the Company.

                c.      Administrative and operational support, at no charge to the Company.

                d.      Assist in the implementation of a strategic plan for public relations and dissemination of promotional materials, at no charge to the Company, to create visibility and public awareness for the Company.

                There shall be no charge to the Company for these services. AeroGroup shall maintain direct operational control of its business and shall be entitled to no less than three (3) directors on the Company's Board of Directors, which shall be constituted of no more than five (5) directors, such that AeroGroup shall maintain a majority on the Board at all material times.

        8.      Further Provisions:

                a. Exclusivity. Subject to the terms of Item 4 of this document, the Company agrees that without the express written consent of ACE, which consent will not be unreasonably withheld, for a period of thirty (30) days after the date hereof, and thereafter so long as negotiations are progressing with ACE on a definitive written agreement, the Company and its Shareholders agree that they will not solicit, accept, enter into, negotiate or otherwise pursue any offers for the sale, transfer or assignment (by merger or otherwise) of the assets or business of the Company, the sale or issuance of any shares in the Company, or for employment of any of the professional personnel or any other key employees of its business by any other individual or entity. The proposed transaction is subject to the execution of a definitive written agreement satisfactory to all parties, which shall contain customary representations, warranties and other provisions. The approval of the proposed transaction by ACE, and the receipt and review by ACE of additional requested due diligence information with respect to the Company is also a condition precedent.

                Either party may terminate this Agreement for cause upon thirty (30) days written notice. Cause is to be defined as including, but not limited to, a material breach of this Agreement or the dissatisfaction of ACE with the completion of its due diligence on the Company or the dissatisfaction of the
                Company with the completion of its due diligence on ACE. The termination penalty set forth above shall not be applicable or due if this Agreement is terminated for cause.

                b. Venue. Venue for any legal proceeding in connection with this Agreement shall be Palm Beach County, Florida. Florida law shall govern any dispute between the parties herein.

                c. Confidentiality. The parties may request from each other certain documents and other pertinent material related to the transaction including, without limitation, financial data, tax information, future plans and other information relating to the assets which the parties consider to be confidential. All of the confidential information shall at all times be the property of the respective parties, and they shall obtain no rights in any such confidential information they obtain, until after closing of the transaction. Except as may be required by applicable law(s) or as the parties may from time to time consent in writing, the parties shall not, at any time, disclose any confidential information, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Except as otherwise required herein, and except for information that is being sold by the parties at such other time or times as the parties may request, the parties shall immediately return to each other all of their confidential information and shall not retain any copies thereof and shall continue to refrain from any use whatsoever of any confidential information. In the event either party takes any action or fails to take any action in contravention of this Section, that party shall indemnify and hold harmless the other party from any damage or claim that may arise as a result of such action or inaction. In addition, that party shall be entitled to collect from the other party all costs incurred in obtaining such indemnification, including all attorney and court fees. The parties shall take nay and all legal actions necessary to minimize any damages resulting from such disclosure, to retrieve such disclosed confidential information, and to return same to the other party upon their direction. Each party shall be responsible for any action or inaction in contravention of this Section by their personal representatives, successors and assigns.

                d. Hold Harmless. Both the Company and ACE agree to hold each other harmless on any act either performs other than acts of gross negligence, malfeasance, fraud,

                theft, or as set forth in "c" above in their effort to perform under this
                Agreement. ACE and its Chairman/Chief Executive Officer asserts and indemnifies that ACE has no pending litigation or disputes of any kind that could ultimately result in litigation and will provide an Affidavit confirming the foregoing at or before closing. Furthermore, each of the respective parties have conducted, or will conduct, and are relying solely on their own independent research, investigation and due diligence of each other, the Company, ACE, and the merits of the proposed transaction set forth herein. All the parties hereto, and their individual representatives, agents, and officers release and hold harmless Craig
                I. Kelley, P.A. and Craig I. Kelley, Esquire, and acknowledge that he and his firm have provided no advice or legal opinions to either side regarding the merits of the transaction, or legal issues involving securities or transactional law. The parties herein have been advised of the recommendation to hire respective securities counsel to properly advise them of their rights, responsibilities, obligations, and ramifications pursuant to the transaction contemplated within this Letter of Intent.

                e. Right of First Refusal. The Shareholders and/or the Company shall have a right of first refusal to purchase the shares of the current shareholders of ACE that are parties to this Agreement, Tampa Bay Financial, or any of their agents or assigns at such time as they express an intent or desire to sell their shares of ACE, regardless of whether such shares are free-trading or restricted under
                Rule 144, or otherwise. The purchase price shall be the then existing bid trade price on the day of acceptance of written notice offering the shares for sale,
                The Shareholders and/or the Company shall have 24 hours from receipt of the aforementioned written notice of intent and offer to sell in which to exercise the offer and purchase any or all of the offered shares.

                f. Notice. All legal notices under this Agreement shall be sent to the following parties:

               If to ACE:                 American Communications Enterprises, Inc.
                                          Attn: Carl L. Smith, C.E.O.
                                          355 Interstate Boulevard
                                          Sarasota, FL 34240
                                          941/923-1949 ~ 941/921-2821-- FAX
                                          Email Address: CSMITH@TBFCORP.NET

               If to Company:             AeroGroup, Inc.
                                          Attn: Frederick R. WahI, C.E.O.
                                          2715 N. Sheridan Road
                                          Hangar 4, Suite 2
                                          Tulsa, OK 74115
                                          937/427-5377~ 937/427-5381-- FAX
                                          Email Address: RWAHL1965@AOL.COM

               With a copy to:            Craig I. KelIey, Esquire
                                          The Forum-- Suite 1012
                                          1655 Palm Beach Lakes Blvd.
                                          West Palm Beach, FL 33401
                                          561/684-5524 2 561/684-3773-- FAX
                                          Email Address: CRAIGKELIEY@MINDSPRING.COM

                9.      Remedies. If any party fails to abide by this Agreement, the other parties will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages caused by such breach, and to any other remedies provided by applicable law.

                10.     No Brokers. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the exchange based on any arrangement or agreement binding upon any of the parties hereto.

                11.     Construction of Terms. Whenever the context so requires or admits, any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter form thereof and the singular form of any nouns and pronouns herein be deemed to mean the corresponding plural form thereof and vice versa.

                12.     Non-Assignable. This Agreement may not be assigned by either party without the prior written consent thereof, which consent shall be at the sole and absolute discretion of the party so requested.

                13.     Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and/or assigns.

                14.     Time is of the Essence. Time is of the essence of this Agreement.

                15.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and shall be construed under the laws of the State of
                        Florida.

                16.     Modification. No modification of this Agreement shall be binding unless signed by all parties to this Agreement and no representation, promise, or inducement not included in this Agreement shall be binding upon any party hereto.

                17.     Severability. In the event that any portion of this Agreement is found to be unenforceable, said clause shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

                18.     Facsimile and Counterparts. A facsimile copy of this Agreement and any signatures thereon, shall be considered, for all purposes, as originals. For the purposes of facilitating the proving of this Agreement, as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original.
                        Such counterparts together shall constitute but one and the same Agreement.

                If the foregoing is in accordance with your understanding, please indicate your agreement with the terms of this Letter of Intent by signing in the space provided below.

      Dated this            day of May, 2001.

      AMERICAN COMMUNICAITONS                                 AEROGROUP, INC.
      ENTERPRISES, INC.

      By:  /s/Carl L. Smith                                   By:  /s/Frederick R. Wahl
              Carl L. Smith                                           Frederick R. Wahl
              Chairman/CEO                                            Chief Executive Officer

                                                              By: /s/ Mark Daniels
                                                                      Mark Daniels
                                                                      Vice President

      Witness:/s/ Craig I. Kelley                              Witness: